EXHIBIT 21

SUBSIDIARIES OF INVESTOOLS INC.

Direct subsidiaries of INVESTools Inc.:

Telescan, Inc., a Delaware corporation (100% owned)

ZiaSun Technologies, Inc., a Nevada corporation (100% owned)

Direct subsidiaries of Telescan, Inc.:

INVESTools, Inc., a California corporation (100% owned)

Entrepreneurs Online, a Delaware corporation (100% owned)

Direct subsidiaries of ZiaSun Technologies, Inc.:

Online Investors Advantage, Inc., a Utah corporation (100% owned)

Direct subsidiaries of Online Investors Advantage, Inc.:

Investor Education LLC, a Utah limited liability company (100% owned)

Memory Improvement Systems, Inc., a Utah corporation (100% owned)

Seminar Marketing Group, Inc., a Utah corporation (100% owned)

INVESTools Asia Pacific Pte., Limited, a Singapore company (100% owned)

INVESTools Hong Kong Ltd., a Hong Kong company (100% owned)